UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report
(Date of earliest event reported):	June 6, 2013

Commission File Number	Exact Name of Registrants as Specified in their Charters, State of Incorporation, Address and Telephone Number	I.R.S. Employer Identification Number
1-14201	SEMPRA ENERGY (A California Corporation) 101 Ash Street San Diego, California 92101 (619) 696-2000	33-0732627

1-03779	SAN DIEGO GAS & ELECTRIC COMPANY (A California Corporation) 8326 Century Park Court San Diego, California 92123 (619) 696-2000	95-1184800

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

FORM 8-K

Item 2.06    Material Impairments.

On June 6, 2013, Southern California Edison (Edison), the majority owner and operator of the San Onofre Nuclear Generating Station (SONGS), notified San Diego Gas & Electric Company (SDG&E), an indirect subsidiary of Sempra Energy, that Edison’s management had reached a decision to permanently retire SONGS Units 2 and 3 and seek approval to start the decommissioning activities for the entire facility.  SDG&E has a 20-percent ownership interest in SONGS.  Edison advised SDG&E that its management had made the unilateral decision to retire the units once Edison concluded that the considerable uncertainty about when the Nuclear Regulatory Commission (NRC) would allow a timely restart of Unit 2 could not be resolved.

The steam generators were replaced in Units 2 and 3, and the Units were placed back into service in 2010 and 2011, respectively.  Both Units have been shut down since early 2012 after a water leak occurred in the Unit 3 steam generator.  Edison concluded the leak was due to unexpected wear from tube-to-tube contact.  At the time the leak was identified, Edison inspected and tested Unit 2 and subsequently found unexpected tube wear in Unit 2’s steam generators as well. In March 2012, in response to the shutdown of SONGS, the NRC issued a Confirmatory Action Letter (CAL) which, among other things, outlined the requirements Edison would be required to meet before the NRC would approve a restart of either of the Units.

In October 2012, Edison submitted a restart plan to the NRC proposing to operate Unit 2 at a reduced power level for a period of five months, at which time the Unit would be brought down for further inspection. Edison did not file a restart plan for Unit 3, pending further inspection and analysis of what the required repairs or modifications would be to return the Unit back to service in a safe manner.  The NRC has been reviewing the restart plan for Unit 2 proposed by Edison since that time, and in May 2013, the Atomic Safety and Licensing Board (ASLB), an adjudicatory arm of the NRC, concluded that the CAL process constituted a de facto license amendment proceeding that is subject to a public hearing. This conclusion by the ASLB resulted in further uncertainty regarding when a final decision might be made on restarting Unit 2.

Given the uncertainty of when, or if, the NRC would allow Edison to restart Unit 2, Edison has decided to retire both Units and seek the authority from the NRC to commence the decommissioning of SONGS.  Edison believes that given the limited period remaining on SONGS’ existing license and the timing of a potential restart, it is in the best interest of its customers and other stakeholders, including SDG&E, to permanently retire the Units and commence with seeking approval for decommissioning the plant.

Following is a summary of SDG&E’s net book investment in SONGS at March 31, 2013, excluding any decommissioning-related assets and liabilities:

SUMMARY OF SDG&E NET BOOK INVESTMENT (1)
(Dollars in millions)
	Unit 2	Unit 3	Common Plant	Total
Net book investment:
Net property, plant and equipment, including
construction work in progress	$151	$115	$127	$393
Materials and supplies	―	―	10	10
Nuclear fuel	―	―	116	116
Net book investment	$151	$115	$253	$519
(1)
SDG&E’s proportional cost of decommissioning the plant is anticipated to be sufficiently covered by the funds held in its nuclear decommissioning trusts.  For additional information on the nuclear decommissioning trusts, refer to Note 6 of the Notes to Consolidated Financial Statements in the combined Annual Report on Form 10-K for the year ended December 31, 2012.

Since the unscheduled outage started, SDG&E has procured power to meet its customers’ needs to replace the power that would have been supplied to SDG&E had SONGS been in operation. The estimated cost of the purchased replacement power in excess of avoided nuclear fuel costs incurred from January 2012 through March 31, 2013 was approximately $107 million.

In response to the prolonged outage, the California Public Utilities Commission (CPUC) issued an Order Instituting Investigation (OII) into the SONGS outage, pursuant to California Public Utilities’ Code Section 455.5.  The OII consolidates all SONGS issues in various proceedings into a single proceeding. The OII, among other things, ruled that all revenues associated with the investment in, and operation of, SONGS since January 1, 2012 are potentially refundable to customers pending the outcome of the proceeding. The OII proceeding will also determine the ultimate recovery of the investment in SONGS and the costs incurred since the commencement of this outage.  SDG&E’s share of SONGS’ operating costs, including depreciation, and the return on its investment in SONGS from January 1, 2012 through March 31, 2013, was approximately $240 million.

Based on historical precedent of regulatory decisions regarding the recovery of remaining investments in abandoned assets and given SDG&E’s non-operator and minority interest position, management believes that through this proceeding it is probable that SDG&E will recover in rates a substantial portion of its investment in SONGS and the associated costs incurred to date.  We provide additional information regarding the OII in Note 14 of the Notes to Consolidated Financial Statements in the combined Annual Report on Form 10-K for the year ended December 31, 2012 and in Note 9 of the Notes to Condensed Consolidated Financial Statements in the Quarterly Report for the three-month period ended March 31, 2013.

As a result of Edison’s decision to permanently retire SONGS Units 2 and 3, in the second quarter of 2013 Sempra Energy and SDG&E will no longer report the net book value of SDG&E’s investment in SONGS as Property, Plant and Equipment on their Consolidated Balance Sheets, but rather, to the extent that management believes it is probable that SDG&E will recover in rates its investment in SONGS, an additional regulatory asset will be recorded based on SDG&E’s estimate of amounts to be recovered in rates.  The amount that SDG&E will eventually be allowed to recover will require a regulatory decision from the CPUC, which could result in recovery of an amount that is significantly less than management’s estimate.   In addition to recoveries through the regulatory process, SDG&E intends to pursue all avenues for recovery from other potentially responsible parties and insurance carriers.  However, these anticipated recoveries, if any, cannot be included in our current estimates.

Based on management’s estimate of the amount expected to be recovered in rates, SDG&E is anticipating an after-tax charge of $30 million to $110 million to be recorded in the second quarter of 2013.  SDG&E will continue to assess the probability of recovery in rates of the regulatory asset associated with SONGS.  Should SDG&E conclude that recovery in rates is different than the amount anticipated or no longer probable, SDG&E will record an additional charge against earnings at the time such a conclusion is reached.  While SONGS was in service, SDG&E’s investment in recent years has contributed after-tax net earnings of approximately $15 million per year, which ceased as of the date that Edison decided to permanently retire the plant.

INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

We make statements in this report that are not historical fact and constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are necessarily based upon assumptions with respect to the future, involve risks and uncertainties, and are not guarantees of performance. These forward-looking statements represent our estimates and assumptions only as of the filing date of this report. We assume no obligation to update or revise any forward-looking statement as a result of new information, future events or other factors.

In this report, when we use words such as “believes,” “expects,” “anticipates,” “plans,” “estimates,” “projects,” “forecasts,” “contemplates,” “intends,” “depends,” “should,” “could,” “would,” “will,” “may,” “potential,” “target,” “pursue,” “goals,” or similar expressions, or when we discuss our guidance, strategy, plans, goals, initiatives, objectives or intentions, we are making forward-looking statements.

Factors, among others, that could cause our actual results and future actions to differ materially from those described in forward-looking statements include

▪	local, regional, national and international economic, competitive, political, legislative and regulatory conditions and developments;

▪
actions and the timing of actions by the California Public Utilities Commission, California State Legislature, Federal Energy Regulatory Commission, U.S. Department of Energy, Nuclear Regulatory Commission, Atomic Safety and Licensing Board, California Energy Commission, California Air Resources Board, and other regulatory, governmental and environmental bodies in the United States and other countries in which we operate;

▪	capital markets conditions, including the availability of credit and the liquidity of our investments;

▪	inflation, interest and exchange rates;

▪	the impact of benchmark interest rates, generally Moody’s A-rated utility bond yields, on our California utilities’ cost of capital;

▪
the timing and success of business development efforts and construction, maintenance and capital projects, including risks inherent in the ability to obtain, and the timing of granting of, permits, licenses, certificates and other authorizations;

▪	energy markets, including the timing and extent of changes and volatility in commodity prices;

▪
the availability of electric power, natural gas and liquefied natural gas, including disruptions caused by failures in the North American transmission grid, pipeline explosions, equipment failures and the decommissioning of SONGS;

▪	weather conditions, natural disasters, catastrophic accidents, and conservation efforts;

▪
risks inherent with nuclear power facilities and radioactive materials storage, including the catastrophic release of such materials, the disallowance of the recovery of the investment in or operating costs of the nuclear facility due to an extended outage, and increased regulatory oversight;

▪	risks posed by decisions and actions of third parties who control the operations of investments in which we do not have a controlling interest;

▪	wars, terrorist attacks and cybersecurity threats;

▪	business, regulatory, environmental and legal decisions and requirements;

▪	expropriation of assets by foreign governments and title and other property disputes;

▪	the impact on reliability of SDG&E’s electric transmission and distribution system due to increased power supply from renewable energy sources;

▪
the impact on competitive customer rates of the growth in distributed and local power generation and the corresponding decrease in demand for power delivered through our electric transmission and distribution system;

▪	the inability or determination not to enter into long-term supply and sales agreements or long-term firm capacity agreements;

▪	the resolution of litigation; and

▪	other uncertainties, all of which are difficult to predict and many of which are beyond our control.

We caution you not to rely unduly on any forward-looking statements. You should review and consider carefully the risks, uncertainties and other factors that affect our business as described in the most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q that we filed with the Securities and Exchange Commission.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrants have duly caused this report to be signed on their behalf by the undersigned hereunto duly authorized.

SEMPRA ENERGY
(Registrant)

Date: June 7, 2013	By: /s/ Trevor I. Mihalik
Trevor I. Mihalik Controller and Chief Accounting Officer

SAN DIEGO GAS & ELECTRIC COMPANY
(Registrant)

Date: June 7, 2013	By: /s/ Robert Schlax
Robert Schlax Vice President, Controller and Chief Financial Officer